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                                                                    Exhibit 5.1




November 7, 1994



Ceridian Corporation
8100 34th Avenue South
Bloomington, MN  55425

Attn: Corporate Secretary




Re: Ceridian Corporation
    Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Ceridian Corporation, a Delaware corporation (the "Company"), in connection with the registration by the Company of 5,000,000 shares of the Company's Common Stock, $.50 par value (the "Shares"), pursuant to the Company's Registration Statement on Form S-4 filed with the Securities and Exchange Commission on November 7, 1994 (the "Registration Statement").

In acting as counsel for the Company and arriving at the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein.

Based on the foregoing, it is our opinion that:

     1. The Company is duly incorporated and validly existing under the laws of the State of Delaware.

     2.  The Shares will be legally issued, fully paid and nonassessable when
         (a) the Registration Statement, as finally amended, shall have become effective under the Securities Act of 1933; (b) the Company's Board of Directors or a duly authorized committee thereof shall have duly adopted final resolutions authorizing the issuance and sale of the Shares and determined the adequacy of the consideration to be received for the Shares; (c) one or more definitive agreements with


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November 7, 1994
Page 2

         respect to the issuance and the sale of the Shares shall have been adopted by the Company's Board of Directors or a duly authorized committee thereof and executed in accordance with their terms; (d) the Shares shall have been duly issued and sold in the manner contemplated by such resolutions, any such definitive agreement and the Registration Statement, and (e) certificates representing the Shares shall have been duly executed, countersigned and registered and duly delivered to the purchasers thereof against payment of the agreed consideration therefor.

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states to the sale of the Shares.

The foregoing opinions are based upon and limited exclusively to the laws of the State of Delaware and the United States of America.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, to its use as part of the Registration Statement, and to the use of our name under the caption "Validity of Common Stock" in the Prospectus forming a part of the Registration Statement.

We are furnishing this opinion to the Company solely for its benefit in connection with the Registration Statement as described above. It is not to be used, circulated, quoted or other wise referred to for any other purpose. Other than the Company, no one is entitled to rely on this opinion.

Very truly yours,


/s/ Oppenheimer Wolff & Donnelly